Exhibit 99.1

June 12, 2018

LendingTree Completes Acquisition of Ovation Credit Services

CHARLOTTE, N.C., June 12, 2018 -- LendingTree, Inc. (NASDAQ: TREE) announced today that its subsidiary, LendingTree, LLC, has completed its acquisition of Ovation Credit Services, Inc., a leading provider of credit services with a strong customer service reputation.

On May 11, 2018, LendingTree announced a definitive agreement to acquire Ovation Credit Services. Ovation Credit Services utilizes a proprietary software application that facilitates the credit repair process and is integrated directly with certain credit bureaus while educating consumers on credit improvement via ongoing outreach with Ovation case advisors. The proprietary software application offers consumers a simple, streamlined process to identify, dispute, and correct inaccuracies within their credit reports.

"We welcome the Ovation Credit Services team to LendingTree," said Doug Lebda, founder and CEO of LendingTree. "As a respected provider of credit services with strong industry relationships and unparalleled customer service, Ovation Credit Services will further expand our capabilities in helping consumers improve their financial health."

Inducement Awards

In connection with the acquisition of Ovation Credit Services, on June 11, 2018, the company granted restricted stock unit awards to seven key employees of Ovation Credit Services under its 2017 Inducement Grant Plan as a material inducement to entering into employment with the company.  The seven key employees were granted a total of 7,806 restricted stock units.  These restricted stock units will vest, if at all, over 3 years from the date of closing with one-third of the total award amount vesting each year. The awards provide for accelerated vesting in the event of certain events. The awards were approved in accordance with NASDAQ Listing Rule 5635(c)(4), which requires a public announcement of these awards.

About LendingTree, Inc.

LendingTree, Inc. (NASDAQ: TREE) operates the nation's leading online loan marketplace and provides consumers with an array of online tools and information to help them find the best loans for their needs.  LendingTree's online marketplace connects consumers with multiple lenders that compete for their business, empowering consumers as they comparison-shop across a full suite of loans and credit-based offerings.  Since its inception, LendingTree has facilitated more than 65 million loan requests.  LendingTree provides access to its network of over 500 lenders offering home loans, home equity loans/lines of credit, reverse mortgages, personal loans, auto loans, small business loans, credit cards, student loans, and more.

LendingTree, Inc. is headquartered in Charlotte, NC and maintains operations solely in the United States. For more information, please visit www.lendingtree.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

The matters contained in the discussion above may be considered to be "forward-looking statements" within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Those statements include statements regarding the intent, belief or current expectations or anticipations of LendingTree and members of our management team regarding the expected benefits from the acquisition. Factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include the following: the retention of key employees of Ovation Credit Services and the ability of the Company to successfully integrate Ovation Credit Services to achieve expected benefits; ability to maintain brand recognition for both the Company and Ovation Credit Services and to effectively leverage the LendingTree brand with the Ovation Credit Services brand; ability to develop new products and services and enhance existing ones; competition; the potential effects of existing and new laws, rules or regulations; failure to maintain the integrity of systems and infrastructure through integration; and failure to adequately protect intellectual property rights or allegations of infringement of intellectual property rights.  These and additional factors to be considered are set forth under "Risk Factors" in our Annual Report on Form 10-K for the period ended December 31, 2017 and in our other filings with the Securities and Exchange Commission. LendingTree undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results or expectations.